Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of May 31, 2023, by and between Ruth’s Hospitality Group, Inc. (the “Company”), and Cheryl J. Henry (the “Employee”) to be effective on the Effective Date (as defined below). Each of the Company and the Employee is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Employee is currently employed by the Company pursuant to that certain Employment Agreement dated August 1, 2022 (the “Prior Employment Agreement”); and

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of May 2, 2023 (the “Merger Agreement”) by and between Darden Restaurants, Inc. (“Darden”), Ruby Acquisition Corporation, a wholly-owned subsidiary of Darden (“Merger Sub”), and the Company, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned indirect subsidiary of Darden (the “Transaction”); and

WHEREAS, this Agreement shall become effective as of the closing of the Transaction (the “Effective Date”) and, upon the Effective Date, shall supersede and replace the Prior Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Duties. Effective as of the Effective Date, the Employee shall be employed by the Company during the Employment Term in the position of Brand President, or such other senior position having substantially equivalent business duties and authority as Darden may hereafter assign to the Employee, and the Employee accepts such employment, on the terms and subject to the conditions set forth in this Agreement. The Employee will advance the best interests of the Company at all times during the Employee’s employment and shall at all such times faithfully, industriously, and to the best of the Employee’s ability, perform all duties as may be required by virtue of the Employee’s title and position. The Employee shall comply with any and all personnel policies, corporate policies, codes of conduct, and employment handbooks of the Company in the conduct of the Employee’s duties.

2. Term. This Agreement shall expire and terminate and be of no further effect (with the exception of periods herein that, by their terms, survive the termination of this Agreement) on the close of business on the first anniversary of the Effective Date; provided, however, that either Party may terminate this Agreement and the Employee’s employment hereunder for any reason at any time prior to the first anniversary of the Effective Date by providing written notice of such termination to the other Party. The period of the Employee’s employment with the Company pursuant to the terms hereof shall be referred to herein as the “Employment Term.” To the extent that the Employee remains employed by the Company after the first anniversary of the Effective Date, such employment shall be on an at-will basis. Upon termination of the Employee’s employment by either Party for any reason at any time, the Employee hereby agrees that the Employee shall automatically be treated as having resigned from any other offices or positions related to the Company Group (as defined below).

3.	COMPENSATION.

3.1. Annual Base Salary. For all of the services rendered by the Employee to the Company during the Employment Term, the Company shall pay the Employee an annual base salary (“Annual Base Salary”) equal to $550,000. The Annual Base Salary shall be payable in accordance with the practice of the Company and shall be subject to applicable withholdings and deductions.

3.2. Incentive Bonus. As of the Effective Date, the Employee shall no longer be eligible to participate in the Company’s Home Office Bonus Program, and with the exception of the payments referenced in Section 3.4(a) and (b) below, the Employee waives the right to any future bonus payments under the Home Office Bonus Program. In lieu of the Home Office Bonus Program, as of the Effective Date, the Employee shall be eligible to earn an annual incentive award pursuant to the terms and conditions of the Darden Annual Incentive Plan (the “AIP”). The Employee’s target incentive award under the AIP shall be 70% of the Employee’s Annual Base Salary (which amount will be pro-rated through the end of the 2024 Darden fiscal year), with the actual payout determined by performance relative to financial objectives determined by Darden. For the Darden fiscal year 2024 AIP, to the extent that the applicable performance metrics achieved warrant an award below the pro-rated target percentage, the Company, otherwise subject to the terms of the AIP including that the Employee remains continuously employed by the Company or an affiliate thereof through the end of the Darden fiscal year, will pay the Employee the difference between the achieved amount and the pro-rated target amount when AIP awards are regularly paid. Notwithstanding the foregoing, any amendment to, or termination of, the AIP that adversely impacts the rights of the Employee under the AIP for fiscal year 2024 will not apply to Employee.

3.3. Long Term Incentive Program. Employee shall be entitled to participate in Darden’s Long Term Incentive Program (“LTI”) pursuant to the LTI terms and conditions. Employee’s annual LTI target award will be $750,000 and, at the discretion of Darden’s Board of Directors, will consist of cash and/or equity awards.

3.4. Change in Control Payments.

(a) As soon as practicable following the Effective Date and no later than 30 days following the Effective Date, the Company shall pay the Employee the target bonus, pro-rated through the Effective Date, to which she is entitled under the terms of the existing Company Home Office Bonus Program and the Merger Agreement (the “Home Office Bonus”).

(b) As soon as practicable following the Effective Date and no later than 30 days following the Effective Date, the Company shall pay the Employee a lump-sum amount in cash equal to (i) $2,578,679, plus (ii) the value of the Home Office Bonus, which amount represents the value of the change in control payments set forth in Section 6(g) of the Prior Employment Agreement.

3.5. Severance. As of the Effective Date, the Employee waives the Employee’s right to terminate employment for “Good Reason,” as set forth in Section 6(e) of the Prior Employment Agreement, and additionally waives the Employee’s right to receive any Severance Benefits (as defined in the Prior Employment Agreement). In lieu of such Severance Benefits, the Company shall make the following payments to the Employee:

(a) As soon as practicable following the Effective Date and no later than 30 days following the Effective Date, the Company shall pay the Employee a lump sum amount in cash equal to $2,040,987.25 (assuming the Effective Date occurs on or before June 15, 2023, the “Lump Sum Payment”), which amount represents the portions of the Severance Benefits that qualify for an exemption from Section 409A of the Code; provided that, if the Effective Date occurs on or after June 16, 2023, the Lump Sum Payment will be reduced by an amount equal to “A” x “B”, where “A” equals $150,943.08 (the “Monthly Amount”) and “B” equals 1 + the number of monthly anniversaries of June 16, 2023 that occur prior to the Effective Date (the “Delay Months”); and

(b) following the Employee’s termination of employment following the Effective Date for any reason, cash payments in the amount and in accordance with the schedule set forth on Exhibit A (the “Installment Schedule”) attached hereto, which amounts shall reflect the portion of the Severance Benefits that were not exempt from Section 409A of the Code and therefore are being paid on the original payment schedule contemplated in the Prior Employment Agreement in order to comply with Section 409A of the Code; provided that, if the Effective Date occurs on or after June 16, 2023, (i) a number of installments equal to the Delay Months will be added to the beginning of the Installment Schedule (each an “Additional Installment”), (ii) the value of each Additional Installment will be equal to the Monthly Amount and (iii) the payment of the Additional Installments will begin a number of months prior to the first installment set forth on the Installment Schedule equal to the Delay Months (e.g., if the Effective Date occurs on July 30, 2023, the first Additional Installment will be paid on the first payroll date following the seven-month anniversary of the separation date and the second Additional Installment will be paid on the first payroll date following the eight-month anniversary of the separation date).

All such payments shall be subject to applicable taxes and withholdings. The Employee acknowledges and agrees that neither the Company, Darden, nor any affiliate thereof makes any representations as to the tax treatment of the payments hereunder, and that the Employee is responsible for the tax consequences of such payments. The Employee agrees that upon payment of the sums in this section, the Employee is not entitled to any other payments or compensation of any kind pursuant to the Employee’s Prior Employment Agreement.

4.	Benefits.

4.1. Benefit Plans and Programs. The Employee shall be entitled to participate in such benefit plans including, without limitation, any and all, group life, sickness, accident, vision, dental, and health insurance programs, as the Company may provide from time to time to its employees generally. If Darden decides, in its sole discretion, to transition Company employees to Darden benefit plans, the Employee shall be eligible to participate in the Darden benefit plans that are made available to other Darden Brand Presidents. The benefit plans made available by the Company and Darden, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company and/or Darden at any time without advance notice.

4.2. Vacation and other Paid Time-off. The Employee shall be entitled to paid vacation and other paid time-off in accordance with the Company’s policies, as may be amended from time to time.

4.3. Reimbursement of Expenses. The Company agrees to reimburse the Employee for reasonable and appropriate Company-related expenses (as determined by the Company) paid by the Employee in furtherance of the Employee’s duties, including, but not limited to, travel expenses, food, and lodging, upon submission of proper accounting records for such expenses.

4.4. Termination. Upon a termination of the Employee’s employment with the Company by either Party for any reason following the Effective Date, the Employee shall be entitled to receive only (i) any earned but unpaid Annual Base Salary through the date on which the Employee’s employment ends; (ii) any unpaid expense reimbursements in accordance with applicable policy; (iii) any accrued but unused vacation, which amounts shall be payable in accordance with Company policy; and (iv) vested employee benefits (if any) payable in accordance with the terms of the applicable employee benefit plan, and (v) any remaining but unpaid payments to which the Employee is entitled pursuant to Section 3.5 if applicable. In the event of the Employee’s death, the Company shall pay any amounts owed to the Employee pursuant to this Agreement or otherwise according to the terms of any applicable plan, to the extent not inconsistent with any plan language, to either (i) the beneficiary or beneficiaries designated in writing by the Employee to the Company and delivered to the Company prior to the Employee’s death or (ii) in the absence of such designation, in accordance with Section 222.15, Florida Statutes, or if there are no such family members, then to the Employee’s estate.

5.	RESTRICTIVE COVENANTS.

5.1. Disclosure of Information. The Employee hereby acknowledges and agrees that the Confidential Information (as defined below) of the Company, its parent and subsidiary entities, affiliates, successors and assigns (collectively, the “Company Group”) is regarded as valuable by the Company, is not generally known in the relevant industry, and that the Company Group has a legitimate right and business need to protect its Confidential

Information. The Employee acknowledges that keeping the Company Group’s Confidential Information confidential is essential to the growth and stability of the Company Group. The Employee therefore agrees to hold such information in strictest confidence and shall not at any time, directly or indirectly, disclose such information to any third party or use such information other than for the benefit of the Company Group. The Employee shall disclose such information only to employees, representatives, and agents of the Company Group with a need to know such information. The restrictions set forth in this paragraph shall apply during the Employment Term and following the termination of employment until the end of time, whether the termination of employment is voluntary or involuntary. For purposes of this Agreement, “Confidential Information” shall mean any information, knowledge, or data with respect to the Company Group’s business, services, trade secrets, technologies, systems, clients, prospects, and sales, marketing and service methods, including, but not limited to, discoveries, ideas, concepts, designs, drawings, specifications, equipment, techniques, computer flow charts and programs, computer software (whether owned or licensed by the Company Group), hardware, firmware, models, data, documentation, manuals, diagrams, research and development, performance information, knowhow, business pricing policies and other internal policies, data systems, methods, systems documentation, practices, inventions, processes, procedures, formulae, employee lists or resumes, financial information (including financial statements), tax returns, client lists, prospect lists, information relating to past, present or prospective clients, information belonging to the Company Group’s clients, personally identifiable information of clients’ employees, salary and benefit information of clients’ employees, market analysis, strategies, plans and projections for future growth and development, and compilations of information which are not readily available to the general public. Confidential Information includes all software development information, source and object codes, all information stored or maintained in any computer system or program used or maintained by the Company Group, all information stored or maintained in any laptop computer or handheld device provided by the Company Group to the Employee, all client files, prospect files, legal contracts, purchase orders, and all information relating to client or vendor pricing. All of the foregoing information, whether oral, written, memorized, or electronically stored, together with analyses, compilations, studies, notes of conversation, or other documents prepared for or by the Company Group or the Employee that contain or otherwise reflect Confidential Information, is also included with the term Confidential Information. Confidential Information does not include (a) any information in the public domain; or (b) any information received unsolicited from a third party under no obligation of secrecy.

5.2. Whistleblower Protection. Notwithstanding the foregoing, nothing in this Agreement or in any other agreement between the Employee and the Company or any affiliate thereof shall prohibit or restrict the Employee from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Employee from any such governmental authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law, and/or pursuant to the Sarbanes- Oxley Act; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company or any affiliate that the Employee has engaged in any such conduct.

5.3. Return of Confidential Information. Upon termination of the Employee’s employment with the Company for any reason whatsoever or upon the written request of the Company, the Employee shall immediately destroy, delete, and/or return to the Company all Confidential Information and all copies, abstracts, handwritten and electronic records thereof, and the Employee shall certify in writing to the Company that the Employee does not retain originals, copies, abstracts, handwritten or electronic records of any Confidential Information. The Employee agrees that retention of any such Confidential Information in the Employee’s memory does not permit the Employee to use or disclose such information following the Employee’s termination of employment with the Company.

5.4. Non-Compete. In further consideration of the compensation to be paid to the Employee hereunder, the Employee acknowledges that in the course of the Employee’s employment with the Company Group (which, for purposes of this Section 5.4 and 5.5, following the Effective Date, shall only include the Company and its subsidiaries, as determined immediately before the Effective Date), the Employee shall become familiar, with the Company’s trade secrets and with other Confidential Information concerning the Company Group (and respective predecessors, subsidiaries, and affiliates) and that the Employee’s services have been and shall be of special, unique, and extraordinary value to the Company. Therefore, the Employee agrees that during the Employee’s employment and for a period of one year thereafter (the “Non-Compete Period”), the Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or enterprise identical to or similar to any such business that is engaged in by the Company Group and its respective franchises, which shall include any restaurant business that derives more than 25% of its revenues from the sale of steak and steak dishes and which has an average guest check greater than $65, escalating by 5% per year, as of the date of this Agreement and which is located in the United States, which shall for purposes of illustration and not limitation include the following chains and their parent companies, subsidiaries and other affiliates: Morton’s Restaurant Group, The Palm, Smith & Wollensky, Dei Frisco’s, Sullivan’s, The Capital Grille, Mastro’s, Fleming’s, and Shula’s. Nothing herein shall prohibit the Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Employee has no active participation in the business of such corporation. This restriction will not apply if the Employee is employed as an officer of a business, including, but not limited to, a casino or hotel, that as an ancillary service provides fine dining as defined in this paragraph. The term “ancillary” assumes that less than 50% of the business revenues are derived from its dining facilities.

5.5. Non-Solicit. The Employee acknowledges that the Company Group’s employees now or hereafter employed by the Company Group are an integral part of the Company Group’s business, that information relating to such employees are part of the Company Group’s Confidential Information, and that the loss of such employees will have a substantial adverse effect on the Company Group’s business. Therefore, during the term of the Employee’s employment with the Company Group and during the Non-Compete Period, the Employee shall not directly or indirectly through another entity (a) induce or attempt to induce any non-hourly or management employee of any member of the Company Group to leave the employ of the Company Group or in any way interfere with the relationship between the Company Group and any employee thereof, (b) hire any person who was an employee of any member of the Company Group at any time during the Employee’s employment with the Company, unless such person responded to a general solicitation or (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, or other business relation of any member of the Company Group to cease doing business between any such customer, supplier, licensee, or business relation and the Company or any subsidiary or affiliate (including, without limitation, making any negative, derogatory or disparaging statements or communications regarding the Company Group).

5.6. Reasonableness and Modification of Restrictions. The Employee further acknowledges and agrees that the provisions set forth in this Section 5 are reasonable in scope, duration, and area, and are reasonably necessary to protect the legitimate business interests of the Company Group, and particularly the Company Group’s interest in protecting its Confidential Information, and the restrictive covenants in this Agreement are in addition to, and not in lieu of, any other agreement between the Employee and the Company Group addressing confidentiality, non-competition, and/or non-solicitation. If any provision of this Section 5 is held to be unenforceable due to the scope, duration, or area of its application, the parties intend and agree that the court making such determination shall modify such scope, duration, or area, or all of them to what the court considers reasonable, and such provision shall then be enforced in such modified form.

5.7. Survival of Covenants. The provisions and covenants contained in the Restrictive Covenants section of this Agreement shall survive the expiration or termination of this Agreement for any reason.

6.	MISCELLANEOUS.

6.1.	Code Section 409A.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A, after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with the requirements and exemptions under Section 409A. For avoidance of doubt, any reference to termination of employment or words to similar effect in this Agreement shall mean “separation from service” as defined in Treasury Regulation section 1.409A-1(h). If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole reasonable discretion of the Company and without requiring the Employee’s consent, in such manner as the Company reasonably determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion, the Company shall modify this Agreement in the least restrictive manner necessary and provided further that the Company have no obligation to indemnify the Employee or hold the Employee harmless from any adverse tax consequences related to any failure to comply with Section 409A as a result of any payment that is timely paid in accordance with the terms of this Agreement. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as provided under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in accordance with Company’s normal reimbursement procedures for senior management, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) If a payment obligation under this Agreement arises on account of the Employee’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Employee’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Employee is a “specified Employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment obligation that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Employee’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death.

6.2. Release of Claims. In consideration for the payments in Section 3.5, the Employee knowingly and voluntarily releases and forever discharges the Company and its affiliates and all present, former, and future managers, directors, officers, employees, successors, and assigns of the Company and its affiliates (collectively, the “Released Parties”)

from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date the Employee signs this Agreement) and whether known or unknown, suspected, or claimed, against the Released Parties that the Employee, the Employee’s spouse, or any of the Employee’s heirs, executors, administrators, or assigns, may have, which arise out of or are connected with the Employee’s employment with the Company through the date the Employee signs this Agreement.

6.3. Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Florida, without regard to the conflicts of law rules thereof.

6.4. Entire Agreement. Effective as of the Effective Date, with the exception of the change in control payments set forth in Section 6(g) of the Prior Employment Agreement, which are incorporated by reference in this Agreement, the Employee knowingly and voluntarily releases any and all rights or claims under the Prior Employment Agreement, including but not limited to the severance provisions therein.

6.5. Amendments. This Agreement may be amended, modified, or terminated only by a written instrument signed by the Parties hereto.

6.6. Waiver. The Company’s failure to enforce any provision or provisions in this Agreement shall not in any way be construed as a waiver of any provision or provisions of this Agreement, or prevent the Company from thereafter enforcing each and every provision of this Agreement.

6.7. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission or email attachment of an originally executed copy.

6.8. Severability. If any section, provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such section, provision, clause or part under other circumstances, shall not be affected thereby.

6.9. Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

6.10. Effective Date. This Agreement shall only become effective as of the Effective Date. In the event that the closing of the Transaction does not occur for any reason, this Agreement shall be null and void and shall have no force and effect, and the Prior Employment Agreement shall continue to apply.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below.

RUTH’S HOSPITALITY GROUP, INC.

By:	/s/ Marcy Lynch

Name: Marcy Lynch
Title: Senior Vice President and General Counsel

Date: May 31, 2023

CHERYL J. HENRY

/s/ Cheryl J. Henry
Signature

Date: May 31, 2023

[Signature Page to Cheryl Henry’s Amended and Restated Employment Agreement]

EXHIBIT A

Payment Amount	Payment Schedule
$150,943.08	First payroll date following the ten-month anniversary of the separation date

$150,943.08	First payroll date following the 11-month anniversary of the separation date

$150,943.08	First payroll date following the 12-month anniversary of the separation date

$67,219.83	First payroll date following the 13-month anniversary of the separation date

$56,918.67	First payroll date following the 14-month anniversary of the separation date